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Exhibit 2.1

         Agreement for the sale and purchase of
all shares in the capital

of

TICKET SERVICE NEDERLAND B.V.

by and between

POSTKANTOREN B.V. and KPN CONSUMER INTERNET AND MEDIA SERVICES B.V.

as sellers

and

TICKETMASTER UK LIMITED

as purchaser

dated 7 June 2002

Table of Contents

1.	Interpretation	5
2.	Sale and purchase	5
3.	The Purchase Price	6
4.	Completion Balance Sheet	6
5.	Completion and payment	8
6.	Due diligence investigation of the Purchaser	10
7.	Breach of Warranties	10
8.	Indemnifications	12
9.	Post Completion covenants	14
10.	Restrictive covenants	15
11.	Confidentiality	16
12.	Assignment	17
13.	Miscellaneous	17
14.	Governing law and jurisdiction	19

Schedules
Schedule B:	Overview of the Shares
Schedule 1.1:	Definitions
Schedule 5.2.4:	Form of letter of resignation
Schedule 5.2.8.:	Deed of deposit
Schedule 5.2.10:	Transitional Services Agreement
Schedule 5.2.11:	Employment agreement Mr. van Ruijven
Schedule 6.2.1:	Data Room Information
Schedule 6.2.2:	Questions
Schedule 6.2.3:	Interviews
Schedule 6.3:	Warranties
Schedule 9.2:	Pension proposal
Schedule 11.4:	Draft Press Release
Schedule D1:	Accounting Principles
Schedule D2:	Annual Accounts
Schedule D3:	Deed of Transfer
Schedule D4:	Employees
Schedule D5:	Key Executives
Schedule D6:	Material Contracts
Schedule D7:	Required Working Capital
Schedule D8:	Shareholders Resolution
Schedule D9:	Working Capital
Annexes to the Warranties
Annex A4:	Extract Chamber of Commerce
Annex F3:	Non competition & liabilities
Annex G5:	Obligations of the Company
Annex H1:	Assets
Annex H6:	Debtors
Annex H7:	Claims for security
Annex J2:	Intellectual Property Rights
Annex J3:	Disclosure of information
Annex J4:	Licensed Rights
Annex J7:	Special Arrangements
Annex K13:	Tax exemptions
Annex L2e:	Distribution of profits
Annex L2g:	Change in terms of employment
Annex M1:	List of Employees
Annex M2:	Power of Attorney
Annex M4:	Employee Benefits (arrangements
Annex N2:	Insurance Policies
Annex Q:	Licenses
Annex R2:	Conflicts with Material Contracts
Annex R3:	Conflicting Agreements

SHARE PURCHASE AGREEMENT

        This Agreement is made this seventh day of June 2002 by and between:

1.
KPN CONSUMER INTERNET AND MEDIA SERVICES B.V., a private limited liability company according to the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its statutory seat in 's Gravenhage, the Netherlands and its place of business in (2516 CK) 's Gravenhage at Maanplein 5, the Netherlands, hereinafter referred to as "Seller 1";

2.
Postkantoren B.V., a private limited liability company according to the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its statutory seat in Groningen, the Netherlands and its place of business in (3521 BJ) Utrecht at Croeselaan 15, the Netherlands, hereinafter referred to as "Seller 2";

  Seller 1 and Seller 2 hereinafter collectively referred to as the "Sellers", or, as the case may be, each individually as "Seller",

        and

3.
Ticketmaster UK Ltd., a private limited liability company according to the laws of England, having its seat in London and its regular place of business in (WC2H 7LR) London at 48 Leicester Square, United Kingdom, hereinafter referred to as the "Purchaser";

        and

4.
Ticket Service Nederland B.V., a private limited liability company according to the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its statutory seat in The Hague, the Netherlands and its place of business in (2517 KM) The Hague at Eisenhowerlaan 118, The Hague, the Netherlands, hereinafter referred to as the "Company";

  the entities mentioned in 1. through 4. hereinafter collectively referred to as the "Parties" or, as the case may be, each individually as a "Party",

WHEREAS:

(A)
The Sellers are the legal and beneficial owners of the entire issued and paid up share capital of the Company, consisting of two (2) priority shares with a nominal value of NLG 100 each (numbered P1 and P2), three hundred (300) shares A with a nominal value of NLG 100 each (numbered A1 up to and including A300) and one hundred (100) shares B with a nominal value of NLG 100 each (numbered B1 up to an including B100), (the priority shares, the shares A and the shares B hereinafter collectively referred to as the "Shares");

(B)
The Shares are held by the Sellers in the proportion as set out in Schedule B;

(C)
On 7 February 2002, the Purchaser has made a non-binding offer in respect of the sale and purchase of the entire issued and paid up share capital of the Company;

(D)
The Works Council of Seller 2 has rendered a positive advice in conformity with the provisions of the Works Councils Act (Wet op de ondernemingsraden) and the Sellers and the Purchaser have complied with the Dutch Social Economic Council ("SER") Merger Code 2000;

(E)
In view of the annual turnover of the Company and the Purchaser, the Parties are of the opinion that neither the notification of the European Commission nor of the Netherlands Competition Authority is required;

(F)
The Sellers wish to sell and the Purchaser wishes to purchase the Shares on the terms and conditions set out in this agreement;

(G)
The Sellers have delivered to the Purchaser a copy of the signed and executed Retail Distribution Agreement between the Company and Seller 2 in a form satisfactory to the Parties;

(H)
The Sellers have delivered to the Purchaser a statement from Mojo Concerts B.V. and MoJo Works B.V. (together "Mojo") evidencing that Mojo shall not invoke the change of control clause as provided for in article 19 and article 17 respectively of the agreements entered into between the Company and Mojo dated 30 November 2000 and 26 April 2002 respectively.

HEREBY AGREE AS FOLLOWS:

1.    Interpretation

1.1.
In this Agreement capitalised terms used herein shall, unless the context requires otherwise, have the meaning set out in Schedule 1.1.

1.2.
In this Agreement, unless specifically indicated otherwise:
1.2.1.	references to Clauses, paragraphs, sub-paragraphs, Schedules and Annexes are to Clauses, paragraphs, sub-paragraphs of, and Schedules and Annexes to this Agreement;
1.2.2.
a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made after the Completion Date would increase or alter the liability of the Purchaser under this Agreement;
1.2.3.
references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);
1.2.4.	references to writing shall include any modes of reproducing words in a legible and non-transitory form;
1.2.5.	references to times of the day are to Amsterdam time;
1.2.6.	headings to Clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;
1.2.7.
the Schedules and any attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

2.    Sale and purchase

2.1.
It is hereby agreed that:
2.1.1.	Seller 1 sells and shall transfer one (1) priority share (numbered P1) and two hundred (200) shares A (numbered A1 up to and including A200);
2.1.2.
Seller 2 sells and shall transfer one (1) priority share (numbered P2) and one hundred (100) shares A (numbered A201 up to and including A300) and one hundred (100) shares B (numbered B1 up to and including B100)

  to the Purchaser and the Purchaser hereby purchases and agrees to accept transfer of the Shares from the Sellers on the Completion Date, free and clear from any and all Encumbrances and together with all rights attaching to them.

2.2.
The sale and purchase of the Shares shall be effected by execution of the Deed of Transfer on the Completion Date.

2.3.
Without prejudice to the other provisions of this Agreement (in particular the Clauses 7 (Warranties) and 8 (Indemnifications)), the Shares will be for the risk and account of the Purchaser as from 31 May 2002 (the "Effective Date").

3.    The Purchase Price

3.1.
The aggregate consideration for the purchase of the Shares under this Agreement (the "Purchase Price") shall be an amount equal to the aggregate of the Initial Purchase Price plus or minus, as the case may be, the Required Working Capital adjustment referred to in Clause 4.11.

3.2.
If any payment is made by the Sellers to the Purchaser or, as the case may be, by the Purchaser to the Sellers, in respect of any claim against any of the Sellers or, as the case may be, the Purchaser, for any breach of this Agreement, the payment shall be made by way of adjustment of the Purchase Price paid by the Purchaser for the Shares under this Agreement and the Purchase Price shall be deemed to have been reduced by the amount of such payment.

3.3.
The Initial Purchase Price shall be paid at Completion immediately after transfer of the Shares to the Purchaser in immediately available funds through electronic transfer to the bank accounts nominated by the Sellers, as notified to the Notary at least three (3) Business Days prior to Completion.

3.4.
Parties acknowledge that the Company has entered into agreements with Stichting Tivoli (dated 12 November 1999) and Stichting Cultureel Centrum de Effenaar (dated 25 November 1999) which agreements will expire in November 2002. Both agreements provide for a notice period of 4 months as a result of which notice has to be given in July 2002 in order to validly terminate such agreements with effect of November 2002. Parties also acknowledge that the Company has entered into agreement with Stichting Popcluster (Noorderlicht) (dated 14 October 1999) which agreement will expire in October 2002. This agreement provides for a notice period of 4 months as a result of which notice has to be given in June 2002 in order to validly terminate the agreement with effect of October 2002. The Purchaser undertakes to use its reasonable efforts to ensure that all three agreements will be extended. However, if Stichting Tivoli, Stichting Popcluster (Noorderlicht) and/or Stichting Cultureel Centrum de Effenaar give(s) notice to the Company that they terminate the agreement(s) the Sellers shall compensate the Purchaser. The Parties agree that the damages to be paid by the Sellers as a result of such termination shall be calculated as a percentage of the Purchase Price, which percentage shall be equal to the percentage of ticket sales lost compared to the total ticket sales volume of the Company determined as per 31 December 2001. The Parties agree that the damages to be paid by the Sellers under this Clause 3.4 will be limited to a maximum aggregate amount of EUR 247,312, being equal to 2.5% (two and a half percent) of the Initial Purchase Price.

4.    Completion Balance Sheet

4.1.
The Purchaser has agreed to purchase the Shares and the Sellers have agreed to sell the Company free of Debt and Cash but including the Required Working Capital.

4.2.
Relative to the obligations of the Purchaser and the Sellers set forth in Clause 4.1, the Sellers shall on the Completion Date instruct KPMG Accountants N.V. to draft the Completion Balance Sheet relating to the period 1 January 2002 up to and including the Effective Date in consultation with the corporate accounting department of Seller 2 and at cost to the Sellers, on a going concern basis and on the basis of and in accordance with the Accounting Principles applied in a manner consistent with the manner in which they were applied in the preparation of the Annual Accounts. The Completion Balance Sheet shall be expressed in Euro.

4.3.
No later than 20 (twenty) Business Days following Completion, the Sellers shall deliver to the Purchaser the draft Completion Balance Sheet containing a specification of the items mentioned in Clause 4.7, together with an unqualified auditors' opinion from Sellers' auditors. The Sellers shall procure that Purchaser and its auditors shall have access to the necessary supporting data, including the working papers of KPMG Accountants N.V. The Purchaser shall within 20 (twenty) Business Days from the date of receipt of the draft Completion Balance Sheet inform the Sellers, in writing, whether the Purchaser agrees with such draft. If so, and further if the Purchaser fails to notify the Sellers, in writing, within such period of time, of its disagreement with the draft Completion Balance Sheet (in which case the Purchaser is required to provide a specification of the issues in dispute and a reasonable substantiation of the reasons for such disagreement), the draft Completion Balance Sheet shall be considered agreed and binding on the Parties. The Purchaser shall procure that the Company undertakes to use its reasonable efforts to co-operate with Sellers in the preparation of the draft Completion Balance Sheet.

4.4.
At any time during the period until submission to the Purchaser of the draft Completion Balance Sheet, the Purchaser may at the request of the Sellers comment in writing on or in connection with the draft Completion Balance Sheet. The Parties agree that any such comments or representations shall under no circumstances be considered as a challenge.

4.5.
Only in the event the Purchaser disagrees with the draft Completion Balance Sheet and such disagreement can not be amicably solved between the Parties within 30 Business Days, PriceWaterhouseCoopers or another firm of chartered accountants of well-known repute to be agreed upon between Parties (or if not agreed, designated upon the request of either Party by the chairmen of Koninklijk Nederlands Instituut voor Registeraccountants (NIVRA)) (the "Independent Accountant") shall audit the draft Completion Balance Sheet. The audit shall be carried out on the basis of Clause 4.2 and pursuant to a joint engagement by the Sellers, the Purchaser and the Company, with the sole purpose of verifying whether the items specified in Clause 4.7 have been correctly reflected in the draft Completion Balance Sheet. The auditors' report of the Independent Accountant shall set out the Completion Balance Sheet and shall contain an auditors' opinion as to the true and fair view of the assets and liabilities of the Company as of the Effective Date. The auditors' report shall be addressed to each of the Sellers, the Company and the Purchaser. The expenses of the Independent Accountant shall be borne equally between the Purchaser, on the one hand, and the Sellers, on the other.

4.6.
The Sellers and the Purchaser accept the auditors' report of the Independent Accountant as final and binding (except for manifest errors) and each waives its right to challenge the same for purposes of the adjustment to the Purchase Price contemplated in this Clause 4. The Parties acknowledge that the Purchaser shall only agree to the Completion Balance Sheet for the purposes of adjusting the Purchase Price. The acceptance by the Purchaser of the Completion Balance Sheet in accordance with this Clause 4 shall not prejudice Purchaser's rights under this Agreement in respect of a Breach.

4.7.
Within twenty (20) Business Days after the Completion Date, KPMG Accountants N.V. shall calculate:
4.7.1.	the aggregate amount of Working Capital on the Effective Date;
4.7.2.	the aggregate amount of Cash held by the Company on the Effective Date taking into account the settlement of Debt in accordance with Clause 4.8;

  such amounts to be set out in a statement to be delivered by the Sellers to the Purchaser as part of the Completion Balance Sheet in accordance with Clause 4.

4.8.
On or prior to the Completion Date the Sellers shall procure that the Company shall repay from Cash all Debt and settle all Intra-Group Receivables and Intra-Group Payables.

4.9.
The aggregate amount of Cash determined in accordance with Clause 4.7 shall be paid by the Company, or at the option of the Purchaser, by the Purchaser, to the Sellers within seven Business days following the date on which the Completion Balance Sheet and the items as referred to in Clause 4.7 has been finally determined in accordance with this Clause 4.

4.10.
The Sellers may cause the Company to distribute retained earnings and share premium reserves from previous financial years prior to the Effective Date, subject to such distributions having no adverse tax consequences for the Company. Such distributions should take into account that the Company should have a level of Cash on the Effective Date equal to the amount of the Required Working Capital plus the outstanding receivable on the Individual Publishing Company B.V. ("IPC") of EUR 578,926 (the "Receivable"). Prior to making such distributions, the Sellers shall provide the Purchaser with an estimate of Cash, Debt and Working capital as per the Effective Date, based on the financial position as per 30 April 2002 increased with the average monthly net profit for the first four months of 2002

4.11.
If, based on the Completion Balance Sheet, and including the settlement of Cash, Debt, Intra-Group Receivables and Intra-Group Payables as referred to in Clause 4.8, the Cash as per the Effective Date is less than the amount of the Required Working Capital plus the Receivable, Sellers will pay to the Purchaser an amount equal to such shortfall by transferring such amount to a bank account to be designated by the Purchaser in writing. If, based on the Completion Balance Sheet and the assumptions described in the preceding sentence, the Cash as per the Effective Date exceeds the amount of the Required Working Capital plus the Receivable, the Purchaser will pay to the Sellers an amount equal to such excess by transferring such amount to a bank account to be designated by the Sellers in writing. The payment will be done within seven (7) Business Days following the date on which the Completion Balance Sheet and the items as referred to in Clause 4.7 have been finally determined in accordance with Clause 4.

5.    Completion and payment

5.1.
Completion shall take place on the Completion Date at the Amsterdam offices of Loyens & Loeff, Fred. Roeskestraat 100, (1076 ED) Amsterdam, the Netherlands, or such other place and time as the Parties may agree.

5.2.
At Completion, the following actions shall be transacted in their order of appearance as set out below:
5.2.1.	the Sellers shall deliver to the Purchaser for inspection the original shareholders register of the Company which (i) reflects the Sellers as the beneficial and legal owners of the Shares and (ii) evidences that there are no Encumbrances on the Shares;
5.2.2.	the Purchaser shall deliver to the Sellers a statement to the effect that its executive board has approved the transaction;
5.2.3.	the Sellers shall deliver to the Purchaser a statement to the effect that their respective boards have approved the transaction
5.2.4.
the Sellers shall deliver to the Purchaser the letters of the members of the Supervisory Board in which they have tendered their resignation, substantially in the form as attached hereto as Schedule 5.2.4 and effective subject to and as per the transfer of the Shares together with a copy of the executed Shareholders Resolution;
5.2.5.
the Purchaser shall deliver to the Sellers evidence of payment, before 10.00 AM on the Completion Date and for value the date equal to the Completion Date, of the Initial Purchase Price into the Notary's bank account;

5.2.6.	the transfer of the Shares from the Sellers to the Purchaser shall be effected by means of the execution of the Deed of Transfer;
5.2.7.	the transfer of the Shares shall be recorded in the Company's shareholders' register;
5.2.8.
the Sellers shall deliver to the Purchaser the Data Room Information, which shall become the property of the Company as of the Completion Date whereas a copy of the Data Room Information will be deposited with the Notary substantially in the form attached hereto as Schedule 5.2.8;
5.2.9.
the Sellers shall deliver to the Purchaser either a confirmation that (i) the agreement between the Company and Paradiso which will expire in May 2002 is or will be extended and (ii) the agreement between the Company and Melkweg which will expired in April 2002 is or will be extended or a statement that no notice has been received to that effect that Melkweg and/or Paradiso has terminated its agreement with the Company.
5.2.10	the Sellers and the Purchaser shall enter into the Transitional Services Agreement, substantially in the form attached hereto as Schedule 5.2.10.
5.2.11	Mr. van Ruijven has entered into the employment agreement with the Company, in the form attached hereto as Schedule 5.2.11.
5.2.12
the Sellers shall deliver to the Purchaser a statement from Mojo evidencing that Mojo shall not invoke the change of control clause as provided for in article 19 and article 17 respectively of the agreements entered into between the Company and Mojo dated 30 November 2002 and 26 April 2002 respectively.
5.2.13
the Sellers shall deliver Purchaser a statement from Mojo confirming that TSN may release as income EUR 43,000 included in the 2001 EBITDA as a released accrual from uncollected ticket money in respect of cancelled tickets. In addition, Mojo confirms that TSN may retain in general such uncollected ticket money in its contractual relationship(s) with Mojo.
5.2.14	the Sellers shall deliver to the Purchaser a statement that positive or neutral advice is obtained from the relevant Works Council of Seller 2.
5.3.
The Sellers and the Purchaser shall at their own expense at the first request of one of the Parties, execute all such documents and do all such things as may be required to give full effect to each of the matters set out above, to the extent that the same shall not or not fully have been effected at the Completion Date.

5.4.
The Sellers and the Purchaser agree that they shall do or procure to be done all such acts or things necessary or reasonably appropriate to secure the orderly separation of the Company from the Sellers' Group or the orderly continuation of joint arrangements, as the case may be.

6.    Due diligence investigation of the Purchaser

6.1
Due diligence investigations by the Purchaser

  The documents made available to the Purchaser during the due diligence investigation with respect to the Company are set out in the Data Room Information as attached hereto as Schedule 9.

6.2
The Sellers have provided the Purchaser and its advisors access to and right to study information and documentation relating to the Company located in the dataroom at KPMG Corporate Finance in Amsterdam from 25 February 2002 up to and including 4 March 2002, as attached hereto in Schedule 6.2.1 (the "Data Room Information"). The Purchaser and its advisors were also able to submit questions, as further specified in Schedule 6.2.2, and make copy requests. Furthermore the Purchaser acknowledges that the Sellers have provided the Purchaser and its advisors with additional due diligence information which is included in Schedule 6.2.2. Further, the Purchaser acknowledges that the Sellers have provided Purchaser and its advisors with additional information orally by way of interviews with Mr. Peter van Ruijven (Managing Director), Mr. Marcel Broeshart (Finance Manager) and Mr. Huib van der Ploeg (ICT Manager) of the Company as further specified in Schedule 6.2.3.

6.3
The Specific Data Room Information, shall be deemed to be disclosed to the Purchaser solely against the Warranties listed in the paragraphs D, E, F1, F2, I, L, M, N, Q, R (limited to the Specific Data Room Information in F Material Contracts) and S of Schedule 6.3. The Parties agree that, besides the Specific Data Room Information, as set out above, exceptions to the Warranties shall only apply if and to the extent the Sellers have fairly made specific disclosures in the Disclosure Letter.

6.4
The Purchaser solely relies on the contents of this Agreement including its Schedules and Annexes. The Purchaser agrees that no statement, warranty, promise or forecast, other than those referred to in this Agreement, including its Schedules and Annexes, made by or on behalf of the Sellers, the Company, any person representing any of the Sellers, or the Company or any of its or their respective agents or professional advisors shall form the basis of any claim by the Purchaser in connection with this Agreement.

6.5
Any claim in respect of the Warranties shall be subject to the provisions of this Clause 6 and Clause 7.

6.6
At the time of entering into this Agreement and after having concluded the Due Diligence Investigation and the activities in connection therewith as referred to in this Clause 6, the Purchaser acknowledges that it is not aware of any matter or thing which constitutes a Breach.

6.7
To the extent that the Warranties are made to Sellers' best knowledge, such knowledge of one of the Sellers will be regarded as knowledge of all the Sellers.

7.    Breach of Warranties

7.1
Each of the Sellers hereby represents and warrants to the Purchaser (on a several basis and not jointly), that on the Completion Date, subject to the provisions of Clause 6, each of the statements set out in Schedule 6.3 is true and accurate.

7.2
The Purchaser represents and warrants to each of the Sellers that each and every statement set out in Schedule 6.3 under the heading "Purchaser's Warranties" is true and accurate as of the Completion Date.

7.3
Taken into account the provisions of Clause 6 and this Clause 7, the Sellers shall be severally but not jointly liable to the Purchaser or, at the discretion of the Purchaser, the Company for all damages and reasonable expenses and/or costs incurred by of the Company or the Purchaser

  ("Damages") in the event that one or more of the Warranties contained in Schedule 6.3 shall be untrue or incorrect (a "Breach").

7.4
The liability of the Sellers for a Breach will be limited as follows:
7.4.1	Period
Except where it concerns the Warranties contained in paragraphs A1, A2, B, C1 and C2 of Schedule 6.3, the Sellers' liability shall end if the Purchaser has not notified the Sellers of the alleged Breach (i) where the warranties contained in paragraph K (Taxation) of Schedule 6.3 are concerned, within 3 months after the end of the period during which the Taxes referred to in those items can be levied or collected under the laws of the Netherlands and (ii) where the other Warranties are concerned, within 15 months of Completion.
7.4.2
Amount
Except where it concerns the Warranties contained in paragraphs A1, A2, B, C1 and C2 of Schedule 6.3, the aggregate liability of the Sellers under this Agreement will be limited to a maximum amount equal to sixty-five percent. (65%) of the Purchase Price as a result whereof each Seller will be liable up to a maximum amount equal to thirty two point five percent. (32.5%) of the Purchase Price;
7.4.3
De minimis
The Sellers shall not be liable unless the minimum total amount of Damages resulting from (a) Breach(es) exceeds EUR 100,000 (in words one hundred thousand Euro) and the amount of Damages resulting from individual Breaches (or a series of claims arising from substantially identical facts or circumstances) exceeds EUR 10,000 (in words ten thousand Euro), in which case the full amount of such Damages is payable.
7.5
Claims for indemnification under this Agreement shall be submitted in writing (the "Claim Notice") to each of the Sellers.

7.6
Within thirty (30) Business Days of receipt of the Claim Notice, the Sellers shall inform the Purchaser in writing whether they concede or dispute the relevant claim in whole or in part. To the extent that the Sellers do not dispute any portion of the claimed amount within the period of thirty (30) Business Days, the Sellers shall pay such portion to the Purchaser, ultimately on the last day of the aforementioned period of thirty (30) Business Days. If any portion of the claimed amount is disputed in a written notice received by the Purchaser within such thirty (30) Business Day period, the Parties shall for thirty (30) Business Days after such receipt attempt to resolve their differences and reach agreement on the merits and amount of the disputed sum, failing which either of the Parties may commence action under the dispute resolution provisions contained in this Agreement.

7.7
Within thirty (30) Business Days of becoming aware of any matter giving rise to a claim, the Purchaser shall notify the Sellers thereof. If the Purchaser and/or the Company becomes aware of an alleged claim as a result of or in connection with a liability or alleged liability that refers to Tax, the Purchaser shall within thirty (30) Business Days give written notice to the Sellers but in any event no later than five (5) Business Days prior to the expiry of any time limit in which an appeal or objection against the claim in relation to Tax has to be made.

7.8
The Purchaser has no right to invoke a Breach if and to the extent the fact, the circumstance or the event which was the cause of the Breach was fairly and reasonably disclosed as set out in Clause 6.3 hereof.

7.9
If any of the Sellers is liable to the Purchaser due to a Breach, the amount of any Damages claimed by the Purchaser in respect of the Breach shall be reduced by:

7.9.1	the amount recovered on the basis of Clause 3.4 and 4.11 with respect to the same facts and circumstances which resulted in a Breach;
7.9.2	the amount of any reserve or provision included in the Annual Accounts for Damages to which such Breach relates;
7.9.3
the amount of any indemnification or other recoveries (including insurance proceeds) payable to the Purchaser or the Company by any third party in connection with the circumstances which gave rise to the Breach;
7.9.4	the amount of any Damages arisen as a result of an amendment in the legislation, regulations or development in case law which occurred after the Completion Date;
7.9.5
the amount of any Damages arisen as a result of a change after the Completion Date in the Accounting Principles applied by the Company in comparison to the Accounting Principles applied by the Company before Completion;
7.9.6
the amount of any Tax savings or benefits (including any Tax reduction, credit, loss carry back or carry forward) actually enjoyed by the Purchaser or the Company in connection with the circumstances which gave rise to the Breach.
7.10
The Purchaser shall (i) promptly give written notice to the Sellers of any Third Party Claim that could result in Damages against which the Purchaser believes itself to be indemnified against under this Agreement ("Third Party Claim") and of the relevant facts of the matter at hand and shall (ii), before taking any action, consult with the Sellers to decide on the appropriate course of action to be taken.

7.11
In any action taken by the Purchaser (which for the purpose of this Clause 7 includes any of the Purchaser's group companies from time to time) in connection with a Breach towards a third party, the Purchaser shall take into consideration, beside the interests of the Company and the Purchaser, the reasonable interests of the Sellers.

7.12
The Purchaser is, notwithstanding the foregoing, entitled to take any necessary action before consulting with the Sellers in urgent cases where immediate action is required, provided that the Purchaser shall not only take into account its own interests but also the reasonable interests of the Sellers and use its reasonable endeavours to consult with the Sellers with regard to the actions to be taken and to the extent reasonably possible.

7.13
Subject to the Sellers' having recognised their full liability in respect of a Third Party Claim, in any event the Purchaser shall not settle or otherwise compromise any Third Party Claim without the prior written consent of the Sellers.

7.14
For a Breach set forth in S1 and S2 of Schedule 6.3, the Sellers shall only be liable to the extent the Company is liable vis-a-vis third parties (including Employees).

7.15
If a Breach set forth in R5 of Schedule 6.3 occurs, the Sellers shall pay to the Purchaser an amount equal to EUR 336,344.32 in respect of Stichting Paradiso and equal to EUR 237,419.52 in respect of Stichting Melkweg which amounts are based upon the percentages of ticket sales lost compared to the total ticket sales volume of the Company determined as per 31 December 2001.

8.    Indemnifications

8.1
Uncollected ticket money

  The Sellers shall indemnify and hold the Purchaser and the Company harmless for any Damages, including all reasonable costs and expenses (including reasonable attorneys fees and costs of experts) incurred by the Purchaser and/or the Company, as the case may be, as a result of, related to or in connection with any challenge of Event Organisers of the Company's right to retain uncollected ticket money in respect of cancelled events. The liability of the Sellers pursuant to this Clause 8.1 shall end ultimately three (3) years after the Completion Date, unless otherwise explicitly agreed.

8.2
Tax

  The Sellers shall indemnify and hold the Purchaser and the Company harmless for any damages, including all reasonable costs and expenses (including attorneys fees and costs of experts) incurred by the Purchaser and/or the Company, as the case may be, as a result of, related to or in connection with all Taxes for which the Company as at the Effective Date are or at any time thereafter may become liable (or is or may become secondarily liable pursuant to the Invorderingswet 1990, the Coördinatiewet Sociale Verzekeringen or any other similar law in any relevant jurisdiction with respect to Taxes for which another (legal person) or association is or may become primarily liable) in respect of any period ending on or before the Completion Date (including all Taxes imposed on the Company or the Purchaser in respect of any period ending after the Completion Date but, that on the basis of the error correction doctrine ("foutenleer") under Dutch corporate income tax law also relate to any period ending on or before the Completion Date. The liability of the Sellers pursuant to this sub-clause shall end within three (3) months after the end of the period during which the Taxes referred to in this Clause can be levied or collected under the laws of the Netherlands or any relevant jurisdiction.

8.3
Rental agreement

  The Purchaser will use its reasonable endeavours to ensure that Seller 2 will be released from its obligations under the rental agreement dated 1 December 1999 between the Company and Stichting Pensioenfonds Stork as soon as possible following Completion. As of Completion, the Purchaser shall indemnify and hold Seller 2 harmless for any Damages, including all reasonable costs and expenses (including reasonable attorneys fees and costs of experts) incurred by Seller 2, as a result of, related to or in connection with the surety (borgtocht) issued by Seller 2 in respect of the lease agreement for Eisenhowerlaan 116, The Hague, the Netherlands, dated 1 December 1999, as stated in paragraph 17 thereof.

8.4
Trademarks

  The Sellers guarantee that the trademarks/registrations in Annex J2 to this Agreement which are marked "formaliteit" will be registered in the name of the Company. The Sellers shall indemnify and hold the Purchaser and the Company harmless for any Damages, including all reasonable costs and expenses (including reasonable attorneys fees and costs of experts) incurred by the Purchaser and/or the Company, as the case may be, as a result of, related to or in connection with the trademarks/registrations in Annex J2 to this Agreement which are marked "formaliteit".

8.5
IPC—claim

  The Sellers shall indemnify and hold the Purchaser and the Company harmless for any Damages, including all reasonable costs and expenses (including reasonable attorneys fees and costs of experts) incurred by the Purchaser and/or the Company, as the case may be, as a result of, related to or in connection with the non-payment of the outstanding debts by the Individual Publishing Company B.V. to the Company in excess of the Receivable.

8.6
IPC—termination dispute

  The Sellers shall indemnify and hold the Purchaser and the Company harmless for any Damages, including all reasonable costs and expenses (including reasonable attorneys fees and costs of experts) incurred by the Purchaser and/or the Company, as the case may be, as a result of, related to or in connection with the termination of the agreement dated 21 April 1998 between the Individual Publishing Company B.V. and the Company.

8.7
The Parties explicitly agree that any liability of the Sellers pursuant to this Clause 8 shall not be subject to the limitations of liability as set forth in Clause 7. The liability of the Sellers pursuant to Clauses 8.4-8.7 shall end ultimately five (5) years after the Completion Date, unless otherwise explicitly agreed. The provisions of Clauses 7.10 up to and including Clause 7.13 apply mutatis mutandis to this Clause 8.

9.    Post Completion covenants

9.1
Employees

  The Purchaser is aware that the collective labour agreement (Collectieve Arbeidsovereenkomst, hereinafter "CLA") applicable to the Employees has expired on 31 March 2002. It is expected that within a short period of time a new CLA will be in place, with retroactive effect as from April 1, 2002. The Company agrees to respect and follow this new CLA—with the exception of article 95—during the period April 1, 2002 up and including April 1, 2004, provided that the Company is allowed to enter into new employment agreements with the Employees if and to the extent such new employment agreements do not negatively deviate from the new CLA.

9.2
Pensions

  The Parties have agreed that the Sellers shall procure that a new pension arrangement for the benefit of the Company and the Employees will put in place in such a manner that (i) for a period of 7 1/2 year the Company will not face increased costs as from the Effective Date and (ii) the Employees will be entitled to the same rights as currently held, provided that such rights will not be amended as a result of a act or a failure to act of the Purchaser and/or the Company. The Sellers have proposed that the current pension assets and liabilities related to the Employees will remain within the Stichting TPG Pensionfund and that for the future pension assets and liabilities related to the Employees a new pension arrangement with a pension insurer will be entered into. The Purchaser agrees to discuss this proposal, more detailed set forth in Schedule 9.2 and received by the Purchaser shortly before Completion, provided that it is done in accordance with the principles set forth in the first sentence. The Parties will continue discussions after Completion on pensions and they will effectuate a new pension arrangement for the Employees as soon as practically possible after the Completion Date.

9.3
IPC Claim

  As of the Completion Date the Company shall, and the Purchaser shall procure that the Company, uses its best efforts to collect the Receivable or, as the case may be, the Receivable and any excess thereto. The Company will keep the Sellers informed in this respect and the Company covenants and agrees with the Sellers not to make any decision without the prior written approval of the Sellers. The Company shall, and the Purchaser shall procure that the Company shall, pay to the Sellers any and all amounts collected from IPC in relation to the Receivable or, as the case may be, the Receivable and any excess thereto, on a bank account notified to the Company by the Sellers, less any reasonable costs and expenses (including reasonable attorneys fees and costs of experts) incurred by the Company in connection with the collection of the Receivable or as the case may be the Receivable and any excess thereto within two Business Days from the date on which payment from IPC has been received. The Parties hereto agree that any and all amounts received by the Company from IPC as of 1 June 2002 shall be considered to be paid on the Receivable and, as the case may be, the Receivable and any excess thereto and shall therefor forthwith be paid by the Company to the Sellers.

9.4
Mr. De Wild

  On behalf of the Company but for their risk and account, the Sellers shall reach a settlement with Mr. De Wild or procure termination of his employment agreement. The Sellers shall indemnify and hold the Purchaser and the Company harmless for any Damages, including all reasonable costs and expenses (including reasonable attorneys fees and costs of experts) incurred by the Purchaser and/or the Company, as the case may be, as a result of, related to or in connection with the termination of the employment relationship with Mr. De Wild.

10.    Restrictive covenants

10.1
Seller 1 covenants and agrees with the Purchaser and the Company that, for a period of 36 months, it and its Affiliates shall not directly or indirectly, without the prior written approval of the Purchaser:
10.1.1	be engaged in the Core Business in the Netherlands or be engaged in the Core Business outside the Netherlands if it is targeted at customers and/or event organisers residing in the Netherlands except to the extent they operate as a sales or distribution channel or provide facilitating services for the benefit of third parties via mobile telephony and internet. If Seller 1 and its Affiliates are not prohibited under this subclause 10.1 from being engaged in the computerised sale of tickets, they shall use their reasonable endeavours to provide the Company with the opportunity to act as a ticketing company or content provider relating to the facilitating of services in connection with mobile telephony and internet as used by Seller 1 and Seller 1 shall not designate any person or company as its preferred ticketing company. It is agreed that this provision shall not constitute a change of control or poison pill in the case a third party acquires the control of Koninklijke KPN N.V. or the business division to which Seller 1 belongs is involved in an initial public offering on a recognised stock exchange.
10.2
In view of the Retail Distribution Agreement between the Company and Seller 2, the Parties agree that any exclusivity and non-compete arrangements between the Purchaser, the Company and Seller 2 shall be as set forth in the Retail Distribution Agreement. In the event Seller 2 terminates the Retail Distribution Agreement on the basis of clause 11.1 of such agreement, Seller 2 shall be subject to the following restrictive covenants:
10.2.1.	For a period of 36 months from the Completion Date, Seller 2—with the exclusion of its franchisers—covenants and agrees with the Purchaser and the Company that it shall not directly or indirectly, without the prior written approval of the Purchaser, be engaged in the Core Business in the Netherlands or be engaged in the Core Business outside the Netherlands if its is targeted at customers and/or event organisers residing in the Netherlands. For the avoidance of doubt, the Parties acknowledge that Seller 2 may then act as a distribution or sales outlet for any third party.
The activities of Postkantoren B.V. related to the sale or distribution of transportation tickets, lottery tickets and accommodation tickets are not restricted by this exclusivity clause.
10.3
Each of the Sellers covenants and agrees with the Purchaser and the Company that, for a period ending on 31 August 2004, it and Seller 1's Affiliates shall not directly or indirectly in the Netherlands or directed at the Netherlands, without the prior written approval of the Purchaser:

10.3.1.	canvass to or solicit orders from any person who is at the time of canvassing or soliciting the orders for services or at the Completion Date or has been at any time within the year prior thereto or, a supplier or customer of the Company (the "Customer"), for services relating to the Core Business, provided that Seller 1 and its Affiliates are allowed to operate as a sales or distribution channel or provide facilitating services for the benefit of third parties via mobile telephony and fixed or mobile internet provided that such third party is not a Customer. If a Customer no longer has a legal relationship with the Company, neither Seller 1 nor its Affiliates shall be restricted under this Clause 10.3.1 to do business with such Customer. Neither Seller 1 nor its Affiliates shall induce Customers to breach or terminate their relationship with the Company;
10.3.2.
engage, employ, solicit or contact with a view to hiring or engaging employees of the Company (For the purpose of this paragraph "employees" shall mean persons currently employed by the Company or persons whose employment with the Company ended less than a year before the Completion Date).
10.4
Upon the occurrence of any event which constitutes a breach of the duties of the Sellers pursuant to Clauses 10.1, 10.2 and 10.3, the Purchaser shall, upon becoming aware of such breach, notify the relevant Seller to remedy such breach within a reasonable period of time but no longer than five Business Days, notwithstanding the fact that in the event the relevant Seller does not remedy such breach in time it shall as of the date of notification of such breach forfeit and be obliged to pay to the Purchaser or, at the option of the Purchaser, to the Company a penalty in the amount of EUR 50,000 (in words: fifty thousand Euro) for each breach and, in addition, a penalty in the amount of EUR 5,000 (in words: five thousand Euro) for each day, that such Seller continues to be in breach, without the need to serve notice upon the relevant Seller or the need of a court order and without prejudice to the Purchaser's or the Company's right to recover damages in excess of the amount of such penalty.

11.    Confidentiality

11.1
No Party shall divulge, furnish, disclose or make accessible to anyone:
11.1.1	the terms of this Agreement;
11.1.2	the subject matter of negotiations between the Parties in connection with the Transaction;
11.1.3	any other information (including any public announcement) in relation to the Company, this Transaction or the Agreement; or
11.1.4	any confidential or secret knowledge or information with respect to any aspect of the respective businesses of each Party or the respective Parties;

  without the prior written approval of the other Party, unless such disclosure is required by law, pursuant to an order of a competent court or Regulatory Authority, or stock exchange regulations.

11.2
If law and/or stock exchange regulations require disclosure, the Parties will, however, consult with each other to the extent reasonably possible, regarding the substance of any such disclosure prior to the time when such disclosure is required to be made.

11.3
The Sellers may disclose the information mentioned in Clause 11.1 to those persons and/or administrative bodies and to the extent necessary for its internal decision making in connection with the contemplated Transaction and to the extent such should be necessary pursuant to any applicable statutory provision or other legislation.

11.4
No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by both Parties, except to the extent required by applicable law or NASDAQ or Euronext Amsterdam. Schedule 11.4 sets forth a draft press release to be released upon Completion.

12.    Assignment

12.1
Except as contemplated by and subject to Clauses 12.2 and 12.3 below, neither this Agreement, nor any interest in it, including the benefit of the warranties, nor any other document to be executed pursuant to this Agreement shall be capable of being assigned by the Purchaser in whole or in part at any time to any third party or parties and the Purchaser undertakes that it will not assign the whole or any part of any interest in this Agreement or any such other document at any time to any person.

12.2
At any time before the Completion Date the Purchaser may notify the Sellers in writing that one or more of its Affiliates is to purchase Shares pursuant to this Agreement. Such notification shall specify the name and, if applicable, registered office of the Affiliate and the Shares to be purchased by the Affiliate. Such notification shall operate as an assignment by the Purchaser of its rights under this Agreement. Any such assignment shall not in any way limit or diminish the obligations of the Purchaser under this Agreement. Such assignment(s) shall neither increase nor decrease the liabilities or rights of the Sellers or the Purchaser, respectively, under this Agreement including, without limitation, under the representations, warranties, indemnities and undertakings hereunder.

12.3
If the Purchaser elects to assign any of its rights under this Agreement to one or more of its Affiliates, the Purchaser will guarantee to the Sellers the due and punctual payment and performance of all the obligations and liabilities of such Affiliates arising under this Agreement.

13.    Miscellaneous

13.1
Entire Agreement

  This Agreement and the documents referred to in it represent the entire understanding and agreement between the Purchaser and the Seller with respect to the purchase and sale of the Shares and supersede, all previous agreements, both in writing and oral, including correspondence.

13.2
Notices

  Any notice or other communication in connection with this Agreement shall be in writing and be mailed to the following addresses or to such other addresses in the Netherlands as the parties shall have given notice of pursuant to this Clause.

If to the Purchaser, to:
Name	:	Ticketmaster UK Ltd.
Attn	:	Managing Director
Address	:	48 Leicester Square, WC2H 7LR, London, United Kingdom
Fax	:	+44-20-7344-4000
Phone	:	+44-20-7344-4000
Name	:	Ticketmaster
Attn	:	General Counsel
Address	:	3701 Wilshire Boulevard, 9th Floor, Los Angeles, California, 90010, USA
Fax	:	+1 213 382 2738
Phone	:	+1 213 639 6100

and with a copy to
Name	:	Arne Grimme, De Brauw Blackstone Westbroek
Address	:	P.O. Box 75084 1070 AB Amsterdam
Fax	:	+ 31 20 4 710 010
Phone	:	+ 31 20 5 771 421
If to Seller 1, to:
Name	:	KPN Telecom B.V.
Attn	:	J. Douwes
Address	:	Maanplein 5, 2516CK The Hague, the Netherlands
Fax	:	+ 31 70 343 2112
Phone	:	+ 31 70 343 4343
and
If to Seller 2, to:
Name	:	Postkantoren B.V.
Attn	:	R. van de Steur
Address	:	Croeselaan 15
Fax	:	+ 31 30 290 58 14
Phone	:	+ 31 30 290 44 25
and with a copy to
Name	:	Ewout J. Stumphius, Loyens & Loeff
Address	:	P.O. Box 2888 3000 CW Rotterdam
Fax	:	+ 31 10 433 0282
Phone	:	+ 31 10 224 6644
13.3
Cost

  Each party will bear its own costs and expenses in relation to the entry into, execution and performance of this Agreement, including all negotiations, preparations and investigations.

13.4
Publicity

  The Parties shall not make or permit any person connected with him to make any announcement concerning the sale and purchase of the Shares or any matter in connection with this Agreement before, on or after the Completion Date except as agreed upon between parties.

13.5
Further assurance

  The parties hereto shall do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to the terms of this Agreement.

13.6
Severability

  If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

13.7
Counterparts

  This Agreement may be executed in any number of counterparts, each of which shall be an original but only all of which taken together shall constitute one and the same instrument.

13.8
No rescission

  After the transfer of the Shares shall have been effected, this Agreement shall not be capable of being rescinded pursuant to sections 6:228 and 6:265 and following Dutch Civil Code.

14.    Governing law and jurisdiction

14.1
This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

14.2
All disputes between the parties hereto arising under or in connection with this Agreement or further agreements resulting from this Agreement including all disputed claims for a Breach, shall be submitted to the competent court in the District of Amsterdam.

Thus signed in Amsterdam in three fold, this 7th day of June 2002

For and on behalf of	For and on behalf of
Postkantoren B.V.	KPN CONSUMER INTERNET AND MEDIA SERVICES B.V.

By:	By:
Title:	Title:

For and on behalf of	For and on behalf of
Ticketmaster UK Limited,	Ticket Service Nederland B.V.

/s/ EDWIN S. FRIENDLY III
By: Edwin S. Friendly III	By:
under a power of attorney dated 30 May 2002	Title:

SCHEDULE 1.1
DEFINITIONS

        "Accounting Principles" means the accounting policies, practices, principles and treatments set forth in Schedule D1 and otherwise in accordance with Netherlands generally accepted accounting principles consistently applied by the Company on a going concern basis.

        "Affiliate" means in respect of any person or legal entity, a person or legal entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person or legal entity. For the purpose of this definition, "control" means the power to direct or cause the direction of the management and policies of a person or legal entity, whether through the ownership of voting securities, by contract or otherwise (and "controlling", "controlled by" and "under common control with" shall be construed accordingly).

        "Agreement" means this agreement and all of its Schedules and Annexes.

        "Annual Accounts" means the Company's audited annual accounts in respect of the Company's financial year 2001, consisting of a balance sheet and a profit and loss account with explanatory notes thereto and a director's report of the Company's board of managing directors, prepared in accordance with the Accounting Principles, applied on a consistent basis, accompanied by an unqualified auditor's statement, as attached hereto as Schedule D2.

        "Assets" means movable and immovable objects, rights to objects and other property, shares, membership rights, claims, Intellectual Property Rights and other property rights, software, data bases, know how, goodwill and any other tangible or intangible assets.

        "Balance Sheet Date" means 31 December 2001.

        "Breach" means a breach of any of the Warranties, as referred to in Clause 7;

        "Business Day" means a day (other than a Saturday or a Sunday) on which banks are generally open for business in Amsterdam, the Netherlands.

        "Cash" means as at the Completion Date all cash in hand or deposited in bank accounts held in the name of the Company or cash equivalents, including any interest accrued thereto, as will appear from the Completion Balance Sheet.

        "Company" means Ticket Service Nederland B.V., a private limited liability company according to the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its statutory seat in The Hague, the Netherlands and its place of business at Eisenhowerlaan 118, 2517 KM The Hague, the Netherlands.

        "Completion" means the completion of the sale and purchase of the Shares and of the other actions as set forth in Clause 5 under this Agreement.

        "Completion Date" means the day on which the Completion shall take place.

        "Completion Balance Sheet" means the pro forma balance sheet of the Company as per the Effective Date, to be prepared and determined in accordance with Clause 4 hereof.

        "Core Business" means the computerised sale of tickets in the areas of entertainment, sports and trade shows (including but not limited to exhibitions and conferences).

        "Damages" have the meaning set out in Clause 7.

        "Dangerous Substances" means all substances or preparations which are radio-active, toxic or explosive or dangerous to man, animal or environment, or, the extraction, manufacture, possession or

1

disposal of which is prohibited or subject to restrictions pursuant to any statutory provision of the laws of the Netherlands.

        "Data Room Information" has the meaning set forth in Clause 6.2.

        "Debt" means as at the Completion Date interest bearing debt due or payable by the Company, including any and all financial lease obligations as at the Completion Date and including accrued interest thereto by excluding (i) any amounts which the Company owes to Seller 2 pursuant to ordinary trading, and (ii) any other current liabilities of the Company for the supply of goods and services in the ordinary course of business."

        "Deed of Transfer" means a notarial instrument substantially in the form attached hereto as Schedule D3 for the transfer of the Shares by the Sellers to the Purchaser.

        "Disclosure Letter" means the disclosure letter from the Sellers to the Purchaser delivered to the Purchaser three (3) Business Days before the date of this Agreement in the agreed form together with the Annexes thereto.

        "Due Diligence Investigation" means the due diligence investigations performed by the Purchaser and its advisors during the period commencing on 25 February 2002 and ending on 4 March, 2002.

        "Effective Date" means 31 May 2002.

        "Employees" means the individuals employed by the Company as at the Completion Date listed in Schedule D4.

        "Employee Benefit Arrangements" means the schemes or arrangements operated by the Company in which the Company participates in respect of any Employee (other than state or statutory social security, unemployment, insurance, workers compensation or pension arrangements) related to benefits payable on (early) retirement, death or disability and voluntary withdrawal from or involuntary termination of employment, including life assurance, accidental death and dismemberment schemes, medical benefit arrangements and termination indemnity payments, life, accident and health insurances, hospitalisation, savings, holiday, vacation, severance pay, sick pay, sick leave, tuition refund, service awards, company car, scholarship, relocation or any other employee or executive benefits.

        "Event Organisers" means any party who, at Completion Date, has engaged the Company to sell rights of access to any events or places such party organises or promotes.

        "Encumbrance" means security rights and other limited rights, retention of title, rights of retention, qualitative obligations, personal rights of enjoyment and use including licences, royalty obligations, beneficial ownership rights whether or not embodied in certificates, rights to exercise (ancillary) rights, rights of collection, rights to acquire, attachments, and any other private or public law restrictions on the freedom to control, manage, enjoy, use, exercise or collect, with the exception of restrictions which arise directly from any applicable law, or rights to acquire any of the above.

        "Information Technology" means computer systems, communication systems, software and hardware which at or before the Completion Date is used or licensed exclusively or primarily in relation to Company.

        "Initial Purchase Price" means EUR 9,892,480.00.

        "Intellectual Property Rights" means the trade marks, service marks, trade and business names, rights to domain names, rights in designs, patents, copyright, database rights, developed and propriety software and rights in know-how and other intellectual property rights in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world.

2

        "Intra-Group Receivables" means all outstanding loans or other liabilities or obligations (including, for the avoidance of doubt, dividends) owed by a member of the Sellers' Group to the Company as at the close of business on the relevant Completion Date.

        "Intra-Group Payables" means all outstanding loans or other liabilities or obligations (including, for the avoidance of doubt, dividends) owed by the Company to a member of the Sellers' Group as at the close of business on the relevant Completion Date.

        "Key Executives" means the employees of the Company as identified by the Purchaser to be of particular importance to the affairs of the Company as listed in Schedule D5 and who shall enter into new employment agreements with the Company at Completion, in the form as attached hereto as Schedule 5.2.12.

        "Licensed Rights" means any third party Intellectual Property Rights licensed or otherwise granted to the Company.

        "Material Contracts" means all agreements to which the Company is a party and which:

  (a)
  have an indefinite term or a definite term of more than one year, with the exception of: (i) agreements which the Company may at any time terminate in full within three months and without any compensation or penalty becoming due by the Company to the other party or any third party, or (ii) employment agreements;

  (b)
  contribute to the Company gross turnover more than EUR 25.000 per year;

  (c)
  impose on the Company or the other party obligations with a total value of more than EUR 25,000 per year;

  (d)
  are listed in Schedule D6; or

  (e)
  have not been concluded in the Company's normal course of business.

        "Notary" means Mr. R. van Bork or another civil law notary (or in either case his replacement) of Loyens & Loeff, advocates, tax advisors and civil law notaries, officiating in Amsterdam.

        "Party" means a party to this Agreement.

        "Payroll Administration Agreement" means the agreement between the Seller 2 and Purchaser regarding (payroll) services which will be provided after the Completion Date by the Seller 2 to the Company for a definite period of time attached hereto as Schedule 5.2.10;

        "Purchase Price" has the meaning set out in Clause 3.

        "Purchaser" means Ticketmaster UK Ltd, a private limited liability company according to the laws of England, having its seat in London and its regular place of business in (WC2H 7LR) London at 48 Leicester Square, United Kingdom;

        "Purchaser's Group" means the Purchaser and any of its Affiliates.

        "Regulatory Authority" means any agency of a national government, its subdivisions or a supranational authority, including but not limited to the European Commission or any national anti-trust authorities, or any other person who or body which has been vested with public authority in the Netherlands or elsewhere.

        "Required Working Capital" equals the total amount of current liabilities minus the total amount of current assets (excluding Cash). For the avoidance of doubt, it is hereby provided that the Required Working Capital will be considered to be a positive amount for the purpose of calculating the Purchase Price if the amount of the sum of the current liabilities is higher than the amount of the sum of the

3

assets. The method of calculation and the components on the basis of which the Required Working Capital will be determined are specified in Schedule D7;

        "Retail Distribution Agreement" means the distribution agreement between the Company and Seller 2 effective as of January 1, 2002;

        "Seller 1" means KPN CONSUMER INTERNET AND MEDIA SERVICES B.V., a private limited liability company according to the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its statutory seat in 's-Gravenhage, the Netherlands and its place of business in (2516 CK) 's Gravenhage at Maanplein 25, the Netherlands.

        "Seller 2" means Postkantoren B.V., a private limited liability company according to the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its statutory seat in Groningen, the Netherlands and its place of business in (3521 BJ) Utrecht at Croeselaan 15, the Netherlands.

        "Sellers' Group" means the respective Sellers and any of their Affiliates respectively.

        "Shareholders Resolution" means a resolution of the general meeting of shareholders of the Company for the payment of dividends and for the dismissal of the members of the Board of Supervisory Directors, substantially in the form as attached hereto as Schedule D8.

        "Shares" means two (2) priority shares with a nominal value of NLG 100 each (numbered P1 and P2), three hundred (300) shares A with a nominal value of NLG 100 each (numbered A1 up to and including A300) and one hundred (100) shares B with a nominal value of NLG 100 each (numbered B1 up to an including B100) in the capital of the Company.

        "Specific Data Room Information" means the Data Room Information excluding A5, A6, A9-A11, B2-B4, B8, C, D2-D6, D8-D10, E4, K and M.

        "Supervisory Board" means the supervisory board of the Company, consisting of Messrs M.J. Pronk, R.G. Pieters, W. den Ouden and J.B.J. Nooij;

        "Taxation or Tax" means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto.

        "Tax Authority" means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation.

        "Transaction" means the sale and purchase of the Shares by the Sellers to the Purchaser.

        "Warranties" means the warranties of the Sellers contained in Schedule 6.3 and "Warranty" means any of them;

        "Working Capital" means current assets minus current liabilities. The method of calculation and the components on the basis of which the Working Capital will be determined are specified in Schedule D9.

4

SCHEDULE 6.3

WARRANTIES

        Words and definitions used but not defined herein shall have the same respective meanings as ascribed thereto in the Share Purchase Agreement between Postkantoren B.V., KPN Consumer Internet and Media Services B.V. and Ticketmaster UK Limited dated 7 June 2002 (the "Agreement").

A.    The Company

1.
The Company is duly incorporated and validly existing under the laws of the Netherlands. The Company has not been dissolved. The Company is not insolvent or in suspension of payments, nor were any resolutions to that effect adopted and there are no circumstances which could otherwise lead to dissolution by any court.

2.
The Company is not a party to a merger or a de-merger within the meaning of Title 7 of Book 2 of the Dutch Civil Code.

3.
The correct and complete text of the Company's articles of association, dated 29 January 1999, is attached to the Disclosure Letter. No resolution has been adopted to amend the articles of association. The Company is not—voluntarily or compulsorily—subject to the provisions of the statutory regime with respect to large companies (structuurregime).

4.
The Company is registered in the trade register of the Chamber of Commerce of 's Gravenhage under the following file number: 27177631. The particulars relating to the Company set out in the extract of the Chamber of Commerce attached hereto as Annex A4 are true and correct.

5.
The transactions contemplated by the Agreement will neither result in a breach of or constitute a default under:
(i)	any provision of the articles of association of the Company; or
(ii)	any agreement or other document by which the Company is bound; or
(iii)	any decree, order or rule of any court or governmental authority or agency which is binding on the Company, or materially adversely affect any property or the business of the Company.
6.
The general meeting of shareholders of the Company has passed no resolutions which have not been either fully implemented or have been withdrawn.

B.    Shares

1.
The Sellers have the legal and beneficial ownership of the Shares and have full power, right and authority to transfer the Shares to the Purchaser.

2.
The Shares constitute the entire issued and outstanding share capital of the Company. The Shares have been duly authorised, validly issued and fully paid. The Shares are free and clear from any and all Encumbrances and no person has made any claim to the Shares or to any Encumbrance in respect thereof.

3.
There are no authorised or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, pre-emptive rights, convertible securities or other agreements or arrangements of any character or nature whatsoever under which the Company or the Sellers are or may become obligated to issue, assign or transfer any shares of capital stock in the Company, and no person is claiming such right(s).

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4.
There are no restrictions with respect to the transferability of the Shares except as imposed by the articles of association of the Company.

5.
There are no outstanding depositary receipts (certificaten) in respect of the Shares. The Company has not granted a right to any person to subscribe for shares.

6.
No person, other than the holders of Shares, as such, has any right to any distribution from, or calculate on the basis of, the profits or equity of the Company.

7.
No resolution has been adopted and no action has been taken by the Company to distribute dividends, to repay capital or to make any other distribution of reserves or capital, except for the shareholders resolution dated 7 June 2002 in which it was resolved to distribute dividends to Seller 1 and Seller 2.

C.    Organisation, Corporate power and authority of the Sellers

1.
The Sellers are duly organised and validly existing under the laws of the jurisdiction in which they were incorporated.

2.
The Sellers have full corporate power and authority to enter into this Agreement and to perform the obligations to be performed by it thereunder, and this Agreement is valid and binding upon the Sellers and enforceable in accordance with its terms.

3.
The execution and delivery of this Agreement by the Sellers will not, and the consummation of the transactions contemplated by this Agreement and the compliance by the Sellers with the provisions of this Agreement will not, result in a breach of or constitute a default under:
(i)	any provision of the articles of association of the Sellers; or
(ii)	any agreement or other document by which the Sellers are bound; or
(iii)	any decree, order or rule of any court or governmental authority or arbitrator which is binding on the Sellers.
4.
No consent or approval by, notice to or registration with any governmental or other authority is required on the part of the Sellers in connection with the execution of the Agreement or the consummation of the transactions contemplated therein.

5.
As far as the Sellers are aware or should reasonably have been aware the Sellers have provided the Purchasers with all information concerning the Company and its activities which may be relevant to a potential purchaser of the Company. As far as the Sellers are aware or should reasonably have been aware, all information provided to the Purchaser by the Sellers or the Company or by a third party on the Sellers' or Company's side is true.

6.
The sale or the transfer of the Shares will not result in any Warranty ceasing to be true and correct. To the Sellers' best knowledge, there are no other circumstances which justify a concern that any Warranty will cease to be true and correct at a future date.

D.    Books and records

1.
All accounts, books, ledgers, financial and other records of whatever kind of the Company which must be maintained by law or which are maintained according to sound business practices (including books and records maintained in accordance with generally accepted accounting principles or for tax purposes) are up-to-date, have been properly maintained and contain true and accurate records of all matters required to be entered therein, and reflect truly and fairly all transactions involving the business and affairs of the Company. In keeping its books, the Company

2

  does not depend on any third party except for Postkantoren B.V., and the books and records, documents and other media connected therewith are not, wholly or partly, held by any third party.

2.
The share register of the Company accurately reflects the number of shares held by each shareholder.

3.
To the Sellers' best knowledge all books and records referred to in this section have been made available to the Purchaser.

4.
All particulars, resolutions and other documents required to be filed or published in respect of the Company have been duly filed or published in accordance with applicable law.

E.    Participations, memberships and co-operation arrangements

1.
Unless otherwise reflected in the Annual Accounts, the Company is not a holder of any shares in the capital of any company, is not a partner, with full liability or otherwise, in any public or non-public partnership, is not a member of any association, including co-operatives and mutual insurance societies and does not participate in any joint venture or other co-operation arrangement outside the ordinary course of the business.

F.    Activities

1.
The Company conducts only the Core Business and does not engage in any other activities.

2.
The Company has never been the subject of any boycott, protest or negative publicity.

3.
The Company is under no obligation to any third party to refrain from competing with any third party or from engaging in any other activity, except for the obligations set out in Annex F3.

G.    Accounts

1.
The Annual Accounts are attached as Schedule D2 to the Agreement. The Annual Accounts have been prepared, audited, adopted and published in accordance with the Accounting Principles applied on a consistent basis by the Company.

2.
According to generally accepted accounting principles in the Netherlands, the Annual Accounts provide such a view as enables a sound judgement to be formed of the Company's assets and liabilities and its results and, insofar as the nature of annual accounts permits, of its solvency and liquidity. The balance sheets which form part of the Annual Accounts reflect in an accurate, clear and systematic manner the net assets and the composition thereof, classified in separate items, at the end of 2001. The profit and loss accounts which form part of the Annual Accounts reflect in an accurate, clear and systematic manner the results for the financial year 2001 and the items of income and expenditure on which they are based.

3.
The balance sheets which form part of the Annual Accounts have not been affected by any change in valuation, estimation or reserves, other than changes which have as such been mentioned and explained in the Annual Accounts. The results shown by the profit and loss accounts which form part of the Annual Accounts have not been affected by any unusual income or expenditure, other than extraordinary income or expenditure which has as such been mentioned and explained in the Annual Accounts or by any other circumstance which makes those results unusually high or low.

4.
Other than set out in Schedule D8 no resolution has been made and no action has been taken to distribute dividends, to repay capital or to make any other distribution of reserves or capital which has not been fully implemented and taken into account in the Annual Accounts. The Company has not issued any profit sharing bonds or otherwise attributed rights to third parties to share in past, present or future income or profit, reserves or liquidation surpluses of the Company.

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5.
Except as listed in Annex G5 hereto, at Completion the Company has no obligations, commitments or liabilities, contingent or otherwise, whether matured or unmatured other than (i) are included in the Annual Accounts or the Completion Balance Sheet, (ii) incurred in the ordinary course of business since the Balance Sheet Date, none of which is material, or (iii) disclosed elsewhere in this Agreement.

6.
The Company has suffered no losses the scope of which is uncertain and it does not run any risks in respect of expected losses for which no provision has been made in the balance sheets which form part of the Annual Accounts.

7.
Every provision included in the balance sheets which form part of the Annual Accounts is sufficient to fully discharge the obligation, loss or costs for which it has been created.

8.
The Company is not liable, as surety, joint and several co-debtor, guarantor or otherwise, for the debts of any third party, except for debts of the Company.

H.    Assets

1.
Except as set out in Annex H1, the Company owned on the Balance Sheet Date all the Assets included in the Annual Accounts and owns on the Completion Date all the assets included in the Completion Balance Sheet ("Accounts Assets"). The Company has full legal and beneficial title to all of these Accounts Assets.

2.
The Accounts Assets owned on the Balance Sheet Date are free from any and all Encumbrances other than mentioned in the Annual Accounts, nor are they subject to any retention of title, other than claimed by suppliers in the ordinary course of business. None of these Accounts Assets are held by third parties.

3.
The Company has unassailable exclusive rights of use with regard to, and the exclusive use of, all Assets needed to conduct its activities and to which it has no title itself. Those rights of use are free of any Encumbrances. The Company has at all times acted in accordance with all restrictions and conditions attached to those rights of use. None of those Assets are held by third parties. The Company does not infringe the rights of any third party to any Asset.

4.
All Assets to which the Company has title or which are used for the Company activities are intended and suitable for their current and intended use and are in good condition and properly maintained.

5.
The debtors for the accounts receivable of the Company are able to pay their debts when such debts become due in the ordinary course of collection consistent with past practices.

6.
Annex H6 lists all debtors.

7.
Annex H7 lists all claims for security in rem or in personam, including joint and several co-debtorship and guarantees, has been given by a third party to the Company and specifies as to each claim the nature of the security. Each security is valid and unassailable. The security offers recourse for the entire claim to which it relates, including any due and accrued interest and any damage and costs, and has sufficient value for that purpose. The security provides to the Company without any limitation the rights conferred by the law on holders of said security.

8.
The Company has no Assets which are not used for the activities of the Company. To the extent that the Company has such Assets, they can be sold without delay after the Completion Date for at least the value shown on the balance sheets which form part of the Annual Accounts.

9.
As far as the Sellers are aware the Assets utilised by the Company, including movable property are in a reasonable state of preservation and efficiency, except for wear and tear due to normal use.

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10.
The Company has unassailable and full title to all hardware used by the Company at or immediately before Completion.

11.
The Assets owned, leased or otherwise used by the Company comprise all the Assets necessary for the carrying on of the business of the Company substantially in the manner in which it is presently conducted.

I.    Fixed Assets

        The Company has not sub-let any part of its leased office building in The Hague, the Netherlands.

J.    Intellectual Property Rights

1.
The Company has full and unencumbered title to, or a valid license to, all Intellectual Property Rights required to conduct its business in the ordinary course and as presently conducted, including but not limited to title to the 0900-number used for its call centre. To the Sellers' best knowledge the Company has taken all legal and practical measures to preserve and maintain the Intellectual Property Rights required to conduct its business in the ordinary course and as presently conducted.

2.
Annex J2 lists all registered Intellectual Property Rights to which the Company is entitled. The Company is the sole proprietor of and has full and unassailable title to all listed Intellectual Property Rights. The listed Intellectual Property Rights are free of any Encumbrances, and third party rights and licenses, unless otherwise indicated in Annex J2. All registrations in any public register and any other measures which are necessary or useful for the enforcement of the aforementioned Intellectual Property Rights against third parties have been made or taken. The listed Intellectual Property Rights are all valid and fully enforceable. No person is infringing said listed Intellectual Property Rights and none of the listed Intellectual Property Rights has lapsed or is subject to a claim of invalidity or infringement.

3.
Except as set out in Schedule Annex J3, the Company has made no commitment to any third party not to use, multiply or disclose information concerning itself or any third party.

4.
Licensed Rights (including all amendments, novations, supplements or replacements to those licenses and agreements), brief details of which are set out in Annex J4, are in full force and effect, no written notice having been given on either side to terminate them and the obligations of all parties have been fully complied with. Licensed Rights can be transferred without any limitation.

5.
In the 12 months prior to the date of this Agreement, there have been no failures or breakdowns of any Information Technology which have caused any substantial disruption or interruption in or to the Company or which has had a material adverse effect on the Company.

6.
The Company has in place reasonably adequate procedures to prevent unauthorised access to, the introduction of viruses into, and the taking and storing on-site and off-site of back-up copies of the software and data contained in the Information Technology. The Company owns all rights in, or has been validly licensed for, the Information Technology necessary to carry on its business and the Information Technology is sufficient to conduct its business in the ordinary course and as presently conducted.

7.
Details of all agreements or arrangements material to the Company relating to the maintenance and support, security, disaster recovery, management and utilisation of the Information Technology as at the date of this Agreement are attached hereto as Annex J7.

8.
The Company has complied in all material respects with applicable requirements (including registration requirements) of applicable data protection legislation and no notice (including any

5

  enforcement notice, deregistration notice or transfer prohibition notice) has been received by the Company from any competent authority alleging non-compliance with any such legislation.

9.
The Company has not received a written claim for compensation from any individual in respect of inaccuracy, loss, unauthorised destruction or unauthorised disclosure of data in the previous 12 months.

10.
To Sellers' best knowledge there is no outstanding written order against the Company in respect of the rectification or erasure of data.

K.    Taxes

1.
To Sellers' Best Knowledge the Company is not subject to any condition or restriction which, if it is no longer complied with, will or may directly or indirectly cause the Company to incur any tax liability.

2.
There have been no events prior to the Completion Date which, directly or indirectly, cause or may cause any tax advantage of the Company which has been taken into account in the Annual Accounts to be lost or reduced.

3.
The Company has not entered into special arrangements, compromises, rulings or other arrangements with the Tax Authorities in any relevant jurisdiction in respect of the assessment or collection of Taxes. The Company is not subject to a special tax regime in the Netherlands or any other relevant jurisdiction.

4.
All declarations, notices, computations, accounts, reports and returns which ought to have been filed, given or made, have been properly and duly submitted by the Company to the relevant Tax Authorities and all information, declarations, notices, computations, accounts, reports and returns submitted to such authorities were, when made, and remain true, accurate and adequate and are not the subject of any material dispute nor to Sellers' best knowledge are likely to become the subject of any material dispute with such authorities. All records which the Company is required to keep for Taxation purposes, have been duly kept.

5.
The Company has not asked or entered into any agreements for any extensions of time for the filing of any tax returns or other documents relating to Taxes or for the assessment or collection of Taxes.

6.
The Company has not within the last 5 years been subject to or is currently subject to any investigation or audit by any relevant Tax Authority and the Sellers are not aware of any such investigation or audit planned for the next 12 months.

7.
There are no written notices of Taxes deficiencies or litigation affecting the Company.

8.
The Company is not involved in any dispute with the Tax Authorities in the Netherlands or any other relevant jurisdiction and there is no basis for such dispute concerning any matter likely to affect in any way the liability, whether accrued, contingent, or future, of the Company for Taxes.

9.
The Company is or was not part of a fiscal unity for tax purposes of any of the Sellers or any member of the Sellers' Group in any relevant jurisdiction.

10.
No Taxes will be due by the Company or any part thereof in connection with, whether alone or in conjunction with any other fault or circumstance, the entering into and/or Completion of this Agreement.

11.
The Company is not treated for any Taxation purposes as a resident of a country other than its country of incorporation and the Company or any part thereof has not, or did not have within the

6

  statutory limitation period, a branche, agency, permanent establishment or permanent representative other than in its country of incorporation.

12.
The Company is duly registered for the purposes of value added tax in its country of incorporation.

13.
Other than set out in Annex K13, the Company or any part thereof has not claimed and has not been granted exemptions from Taxes in connection with a reorganisation, merger, de-consolidation or split off during the current financial year or the 5 preceding financial years.

L.    Conduct of business since the Balance Sheet Date

1.
In the period between the Balance Sheet Date, until the date hereof there have been no material adverse changes to the financial and commercial position of the Company and the assets of the Company have not been disposed of other than in the ordinary course of business.

2.
Since the Balance Sheet Date,

a.
the activities of the Company have been conducted in the ordinary course of the business;

b.
the Company has made no investments greater than EUR 5,000 (five thousand euro), other than normal replacement investments up to a total amount of less than EUR 5,000, and it has made no divestments.

c.
in relation to the Annual Accounts, no significant changes deviating from the ordinary course of business have occurred in the Company's assets and liabilities and the composition thereof in asset and liability items, or in the Company's results and the composition thereof;

d.
the Company has not issued, repurchased or cancelled shares in its share capital;

e.
other than set out in Annex L2e, the Company has made no distributions from its profits or net assets and no untrue payments to any affiliated party parties of the Sellers;

f.
no events, including those which are generally known, have occurred or become apparent which may have, a significant effect on the expectations with regard to the Company's operations.

g.
other than stated in Annex L2g, the terms of employment of the Employees have not materially changed; the Company is under no obligation to materially change the terms of employment and has not announced any such material change.

M.    Employees

1.
A full list of the names of all Employees of the Company is set out in Annex M1 to the Agreement, indicating their names, positions, physical locations, ages, date of commencement of employment, 2002, 2001 and 2000 employee salary, bonus and payroll costs, employee status (full time or part time), company car (make, model year and price), the law applicable to the employment contract and, to the extent not included in Annex M4, a description of any additional and/or extraordinary benefits owed to all or a certain defined group of the Employees, in particular bonus obligations and profit sharing arrangements.

2.
Except for the persons listed in Annex M2 (extract from the Trade Register of the Chamber of Commerce), there are no persons holding power of attorney or who are authorized to dispose of any funds of the Company or to commit the Company in any other way.

3.
The Company has, at all times, duly performed all of its obligations vis-à-vis any Employee, party to a collective agreement or works council or other employee-representation body and arising from the law or any collective agreement or employment contract.

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4.
The Company has complied with all their (payment) obligations under the Employee Benefit Arrangements. No benefits or rights other than those described in the individual employment agreements or the collective bargaining agreements or the regulations of the Employee Benefit Arrangements listed in Annex M4 have been granted to the Employees.

5.
The collective labour agreement Postkantoren B.V. is the only applicable collective labour agreement which applies to the Company or its Employees.

6.
The Company joined a pension fund, or has taken insurance, or has made a provision in the balance sheets which form part of the Annual Accounts—all in accordance with any applicable statutory provision—from which the obligations under the employee benefit arrangements can be fully paid, such payment, where it concerns pension funds or insurance, being based on premiums paid before the conclusion of this Agreement.

7.
All persons working in or for the Company perform their work on the basis of an employment contract with the Company. The Company has no employment contract with any person who, except for reasons of illness or holidays, does not actually work in its business.

8.
The Company does not have any unsatisfied obligation, whether in the form of a requirement to give notice or payment of an indemnity in lieu thereof, towards any persons with regard to the termination of their employment with the Company during the period that has preceded the Completion Date. None of the former employees of the Company has any claim to a continuation or renewal of his employment contract.

9.
There are no self-employed contractors present in the Company.

10.
None of the Employees has in the current financial year or in 2001 failed to perform properly, been the subject of any sanction, including suspension, or failed to carry out his work for more than four weeks in total and for reasons other than illness.

11.
There has been no written notice of termination, no rescission and no other type of termination of any employment contract with any Employee.

N.    Insurance

1.
The Company is sufficiently insured against the risks of statutory liability, including product liability, business liability, liability for damage due to the death of or injury suffered by employees, the risks of liability for continued payment of wages to employees who do not perform their work due to illness or disability.

2.
Annex N2 lists all insurance policies and all annexes thereto, which cover risks incurred by the Company. All of said insurance policies are valid and unassailable.

O.    Litigation

1.
Other than as described in the Disclosure Letter, the Company is not a party to any disputes and/or legal proceedings (including arbitrations and binding advice proceedings) materially affecting the Company, nor are such proceedings threatened, which involve individually an amount exceeding Euro 10,000 or in the aggregate an amount exceeding Euro 25,000.

2.
The Company is not the subject of any investigation by any governmental administrative or regulatory body of the Netherlands or of the European Commission, as the case may be, other than routine regulatory enquiries.

3.
To Seller's best knowledge there are no pending or threatened criminal, administrative or tax investigations into the Company. Nor are there, to the Sellers' best knowledge, any such

8

  investigations into any employee of the Company which are connected with or may have consequences for that employee's work for the Company.

P.    Working conditions / Compliance with law

1.
The Company has conducted its business in accordance with the applicable working conditions laws and regulations and the Company has not received any notice with respect to the non-compliance or violation of any such laws or regulations.

2.
The Company is conducting, and during the two year period prior to Completion has conducted, its business in compliance with applicable laws and regulations, including, but not limited to, solvency requirements and subject to the Sellers' best knowledge privacy legislation ("Wet Persoonsregistraties"), in each country in which the businesses of the Company is carried on. There is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgement of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding against the Company or any person for whose acts or defaults it may be vicariously liable which will have a material adverse effect upon the Company.

3.
The Company has not received any written notice during the past 12 months from any Regulatory Authority with respect to a violation and/or failure to comply with any applicable law or regulation or requiring it to take or omit any action.

Q.    Licences

        The Company has obtained all material licenses required for its business and the continuation thereof, and those licenses are in full force and effect and no such license has expired before the date of this Agreement or will expire before the end of the term for which they have been delivered, and none are threatened with suspension, modification, revocation, cancellation or non-renewal, in whole or in part. The Company conducts the business in accordance with those licenses and the conditions relating thereto. The Company has at all times complied with all material conditions, restrictions and rules attached to any license. No license requires any notification in connection with the execution of this Agreement. All licenses are attached hereto as Annex Q.

R.    Material Contracts

1.
Annex D6 lists all Material Contracts, and with respect to each Material Contract (i) its nature, (ii) its term and the possibilities of early termination, (iii) the value of the obligations of the Company and the other party under the agreement, and (iv) to the extent applicable, the number of tickets involved. All Material Contracts are valid and unassailable. No party to a Material Contract is in breach of any obligation thereunder, or, to the Sellers' best knowledge, threatens to breach any such obligation. No termination notice (orally or in writing) of any of the Material Contracts has been received by the Company nor has any third party threatened to terminate any Material Contracts.

2.
The Agreement does not conflict with or enable the contract party to any Material Contract to terminate such material Contract on the basis of a change of control of the Company or accelerate the performance required under any of the Material Contracts referred to in Annex R2, or result in the creation of any Encumbrance or Restriction upon any asset of any of the Companies.

3.
Other than specified in this Agreement or any of the Schedules thereto and other than listed in Annex R3, the Company (i) is not a party to any agreement with, (ii) has no rights or obligations vis-à-vis, and (iii) is not dependent in any way on, the Seller or any affiliated party of the Seller other than the Company.

4.
All agreements and arrangements with any member of the Sellers' group are at arms length.

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5.
The contract with Stichting Paradiso has been automatically extended until 27 May 2004 and the contract with Stichting Melkweg has been automatically extended until 9 April 2004 under the current terms and conditions of the respective contracts.

6.
The Algemene Nederlandse Vereniging van VVV's, the VVV's and Grenswisselkantoren N.V. have not invoked the "re-organisation" clause in their respective contracts with the Company as are listed in Schedule D6.

7.
The contracts with Algemene Nederlandse Vereniging van VVV's and the VVV's listed in Schedule D6 have been automatically extended until 24 March 2003 under the current terms and conditions of the respective contracts.

S.    Environment

1.
The Company does not extract, manufacture, possess, hold or use any Dangerous Substances nor has it ever done so. The Company has never introduced any Dangerous Substances into the environment, including the soil, water and air.

2.
The buildings and land owned or formerly owned by the Company or in respect of which the Company has or has had a limited or personal right of use or which it otherwise uses or has used, including the ground water under said land, have not been contaminated by Dangerous Substances in such a way or to such an extent as to cause the Company to have any liability.

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PURCHASER'S WARRANTIES

A    Organisation, Corporate power and authority of the Purchaser

1.
The Purchaser is a corporation duly organised and validly existing under the laws of its jurisdiction of incorporation, and is legally qualified to transact business in each jurisdiction where the failure to so qualify would have a material adverse effect on the consummation of the transactions contemplated herein.

2.
The Purchaser has full corporate power and authority to enter into this Agreement and to perform the obligations to be performed by it thereunder, and this Agreement is valid and binding upon the Purchaser and enforceable in accordance with its terms.

3.
The execution and delivery of this Agreement by the Purchaser will not, and the consummation of the transactions contemplated by this Agreement and the compliance by the Purchaser with the provisions of this Agreement will not, result in a breach of or constitute a default under: (i) any provision of the articles of association of the Purchaser, or (ii) any agreement or other document by which the Purchaser is bound, or (iii) any decree, order, rule of any court or government or agency thereof which is binding on the Purchaser.

4.
No consent or approval by, notice to or registration with any governmental or other authority is required on the part of the Purchaser in connection with the execution of this Agreement or the consummation of the transactions as contemplated herein.

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Table of Contents
SHARE PURCHASE AGREEMENT
SCHEDULE 1.1 DEFINITIONS
SCHEDULE 6.3 WARRANTIES
PURCHASER'S WARRANTIES